Exhibit 99.1

NEWS ANNOUNCEMENT                                                                                                         FOR IMMEDIATE RELEASE

Conference call:	Today, Thursday, November 2, 2006 at 11:00 a.m. EST
Webcast / Replay URL:	www.ballantyne-omaha.com/investor_relations/ or
www.earnings.com The replay will be available on the
Internet for 90 days.
Dial-in number:	800/741-7590(no pass code required)

BALLANTYNE REPORTS NINE-MONTH EPS OF $0.14
ON REVENUE OF $37.4 MILLION

— Cash Position is $20.7 million at September 30, 2006 —

OMAHA, Nebraska (November 2, 2006) Ballantyne of Omaha, Inc. (Amex: BTN), a motion picture projection, specialty lighting and digital cinema equipment and services provider, today reported financial results for the third quarter (Q3) and nine months ended September 30, 2006.

Net revenues in Q3 2006 were $13.1 million, a 8% decline from net revenues of $14.3 million in the year-ago third quarter, principally reflecting an expected decrease in demand for film-based theater equipment as theatre owners formulate their plans for the deployment of digital projection technology.  Q3 net revenues reflected the contribution of $1.3 million in sales generated by Ballantyne’s Strong Technical Services subsidiary, which was acquired effective May 31, 2006.

Gross profit in Q3 2006 declined to $2.2 million, or 16.8% of net revenues, versus Q3 2005 gross profit of $4.1 million, or 28.4% of net revenues.  The decline in gross margin is principally reflective of reduced operating efficiencies on lower sales.  Q3 margins were also dampened by the deferral of revenue recognition and the expensing of the entire cost of 12 digital projectors sold and financed by Ballantyne in the quarter; only the down payment was recorded as revenue in the period.  This accounting treatment was driven by the fact that the collection of the remaining payments over five years were not “reasonably assured” primarily due to the uncertainties surrounding the long-term nature of the contract.  As future payments are received related to this agreement, revenue will be recognized with no associated cost.

Total Q3 2006 selling, general and administrative expenses declined 11% to $1.9 million compared to $2.2 million in Q3 2005, primarily reflecting the absence of bonus accruals throughout 2006, due to management not meeting certain financial targets.

Ballantyne Reports Third Quarter Results, 11/2/06

Ballantyne reported Q3 2006 net income of $0.4 million, or $0.03 per diluted share, compared to net income of $1.2 million, or $0.09 per diluted share, in Q3 2005.  Per share results for the third quarters of 2006 and 2005 are based on a weighted average number of diluted shares outstanding of 14,029,604 and 13,955,817, respectively.

Ballantyne’s cash position declined modestly to $20.7 million at the close of Q3 2006, compared to $21.4 million at the close of Q2 2006.  The decrease reflects a $2.1 million increase in accounts receivable that resulted largely due to slower than anticipated A/R collections during the period, offset by a $1.5 million decline in inventories as compared to the close of Q2 2006.  The sequential decrease in inventories from Q2 to Q3 2006 is largely the result of Ballantyne’s active management of vendor purchase orders to more closely match production needs.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Our third quarter performance reflects the initial impact of the rollout of digital cinema projection equipment within the exhibition industry and that trend’s effect on our traditional film equipment business.  Importantly, our Q3 results reflected the first full quarter’s benefit from our Strong Technical Services (STS) subsidiary, which we acquired effective May 31, 2006.  STS provides installation and ‘after-sale’ service for our customer’s digital cinema projection equipment, as well as traditional film projectors, and it represents an important component of our Digital Cinema growth strategy.

“We just completed a successful exhibition of our digital cinema offerings at the ShowEast convention last week.  Our customers are responding very favorably to the NEC Starus™ Line of Digital Cinema Projectors as well as the service organization we are forming to support their digital cinema roll-outs.”

For the nine month period ended September 30, 2006, net revenues were $37.4 million compared to $39.8 million.  Gross profit in the first three quarters of 2006 was $8.3 million, or 22.1% of net revenues, compared to gross profit of $11.1 million, or 28.0 % of net revenues.  Net income for the first nine months of 2006 was $2.0 million, or $0.14 per diluted share, compared to net income of $3.2 million, or $0.23 per diluted share, in the first nine months of 2005.  Per share results for the first nine months of 2006 and 2005 are based on a weighted average number of diluted shares outstanding of 14,007,988 and 13,903,081, respectively.

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, specialty lighting, specialty projection equipment and digital cinema equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world. For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:
Brad French		David Collins, Ratula Roy
Chief Financial Officer		Jaffoni & Collins
Kevin Herrmann		212/835-8500
Controller & CFO Appointee		btn@jcir.com
402/453-4444
-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net revenues	$13,069,673	$14,260,237	$37,357,779	$39,813,700
Cost of revenues	10,875,149	10,203,994	29,100,160	28,675,874
Gross profit	2,194,524	4,056,243	8,257,619	11,137,826

Selling, general & administrative exp.
Selling	718,213	699,485	2,157,917	2,055,394
General and administrative	1,226,067	1,479,973	3,680,785	4,107,509
Total selling, general & admin exp.	1,944,280	2,179,458	5,838,702	6,162,903

Gain (loss) on disposal of assets, net	(3,457)	(1,296)	37,546	8,704

Income from operations	246,787	1,875,489	2,456,463	4,983,627

Other income (expense), net	11,775	18,847	(28,432)	(20,059)

Income before interest and taxes	258,562	1,894,336	2,428,031	4,963,568

Net interest income	191,616	97,007	532,188	247,061
Earnings before income taxes	450,178	1,991,343	2,960,219	5,210,629

Income tax expense	(75,465)	(762,298)	(943,323)	(1,978,409)
Net income	$374,713	$1,229,045	$2,016,896	$3,232,220

Earnings per share
Basic	$0.03	$0.09	$0.15	$0.24
Diluted	$0.03	$0.09	$0.14	$0.23

Weighted average shares outstanding:
Basic	13,635,064	13,355,955	13,540,737	13,209,580
Diluted	14,029,604	13,955,817	14,007,988	13,903,081

-tables follow-

Selected Balance Sheet Items:

	Sept. 30, 2006	Dec. 31, 2005
	(Unaudited)
Cash and cash equivalents	$20,746,692	$19,628,348
Restricted cash	602,984	-
Accounts and notes receivable, net	7,729,413	7,821,085
Inventories, net	8,958,692	9,942,065
Current portion of long-term debt	21,727	27,761
Long-term debt	-	14,609
Accounts payable and accrued expenses	6,345,501	6,675,923
Total stockholders’ equity	$43,105,388	$39,997,505

Selected Cash Flow Statement Items:

	Nine Months Ended September 30,
	2006	2005
	(Unaudited)	(Unaudited)
Net income	$2,016,896	$3,232,220
Depreciation and amortization	831,459	858,340
Net cash provided by operating activities	3,423,525	3,277,239
Capital expenditures	(470,394)	(730,348)
Net cash used in investing activities	(2,751,401)	(711,014)
Net cash provided by financing activities	446,220	813,621
Net increase in cash & cash equivalents	1,118,344	3,379,846
Cash & cash equivalents at beginning of period	19,628,348	14,031,984
Cash & cash equivalents at end of period	$20,746,692	$17,411,830

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